As filed with the Securities and Exchange Commission on November 30, 1999
                                           Registration Statement No. 33-88670
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            CHELSEA GCA REALTY, INC.
             (Exact name of registrant as specified in its charter)

              Maryland                           22-3251332
    (State or other jurisdiction              (I.R.S. employer
 of incorporation or organization)         identification number)

                             103 Eisenhower Parkway
                           Roseland, New Jersey 07068
                                 (973) 228-6111
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Leslie T. Chao
                            Chelsea GCA Realty, Inc.
                             103 Eisenhower Parkway
                           Roseland, New Jersey 07068
                                 (973) 228-6111
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Martin H. Neidell, Esq.
                          Stroock & Stroock & Lavan LLP
                                 180 Maiden Lane
                              New York, N.Y. 10038


                  Approximate date of commencement of proposed
                sale to the public: From time to time after this
                    Registration Statement becomes effective.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]


==============================================================================

PROSPECTUS

                                1,000,000 Shares

                            CHELSEA GCA REALTY, INC.

                           SECOND AMENDED AND RESTATED
                      AUTOMATIC DIVIDEND REINVESTMENT PLAN

                                  Common Stock

          The Second Amended and Restated Automatic Dividend Reinvestment Plan (the "Plan") of Chelsea GCA Realty, Inc., a Maryland corporation (the "Corporation"), provides all owners of record of 100 shares or more of the Corporation's common stock, $.01 par value per share (the "Common Stock"), with a simple and convenient method to reinvest cash dividends to purchase shares of Common Stock ("Plan Shares").

          Stockholders of record owning at least 100 shares of Common Stock who elect to participate in the Plan ("Participants") have the following options to purchase Plan Shares:

          FULL DIVIDEND REINVESTMENT -- Reinvestment of dividends on all shares held.

          PARTIAL DIVIDEND REINVESTMENT -- Reinvestment of dividends on at least 100 shares, but less than all shares held while continuing to receive cash dividends on the other shares.

Cash dividends on Plan Shares are always automatically reinvested to purchase additional Plan Shares. The amount of any dividend reinvested will, in each case, be after any reduction necessary to comply with any applicable United States income tax withholding requirements.

          Beneficial owners of Common Stock whose shares are registered on the stockholder records of the Corporation in names other than their own, by brokers, banks or other nominees, may become Participants only if the shares they wish to enroll in the Plan are transferred to their own names, if their nominees register on the Corporation's stockholder records a separate account or if the brokers, banks or other nominees have other procedures in place that are satisfactory to the Corporation for their customers to participate in dividend reinvestment plans.

          Participants will pay for brokerage fees, commissions and similar charges in connection with open market purchases under the Plan. All other costs of administration of the Plan will be paid by the Corporation. A description of the Plan is set forth in this Prospectus under the caption "Second Amended and Restated Automatic Dividend Reinvestment Plan." A Participant in the Plan may withdraw at any time with proper advance notice. Stockholders who do not wish to participate in the Plan will continue to receive distributions by check as declared and paid.

          At the Corporation's sole discretion, purchases under the Plan will be made either from the Corporation's authorized but unissued shares or in the open market (or a combination thereof). The purchase price of shares purchased from the Corporation under the Plan with reinvestment dividends will be the average of the daily average of the high and low sales prices of the Corporation's Common Stock on the New York Stock Exchange for the last five trading days immediately preceding the date the Corporation pays its dividend (the "Dividend Payment Date"). The purchase price of shares purchased in the open market will be the average price of all shares purchased in the open market on all purchases made with respect to each Dividend Payment Date.

          This Prospectus relates to 1,000,000 authorized shares of Common Stock reserved for issuance under the Plan. It is suggested that this Prospectus be retained for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this Prospectus is November 30, 1999.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold.

o    Annual Report on Form 10-K for the year ended December 31, 1998.

o Quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

o The information contained in the section "Policies with Respect to Certain Activities" contained in the Company's Registration Statement on Form S-11 (File No. 33-67870) filed on August 25, 1993, as amended.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

            Investor Relations
            Chelsea GCA Realty, Inc.
            103 Eisenhower Parkway
            Roseland, New Jersey 07068
            (973) 228-6111
            http://www.chelseagca.com

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.


                                 THE CORPORATION

     Chelsea is a self-administered and self-managed real estate investment trust that specializes in developing, leasing, marketing, managing and long-term ownership of upscale and fashion-oriented manufacturers' outlet centers. As of September 30, 1999, we owned and operated 19 centers in eleven states containing approximately 5.1 million square feet of gross leaseable area. Our centers generally are located near densely populated, high-income metropolitan areas or major tourist destinations, including New York City, Los Angeles, San Francisco, Sacramento, Boston, Portland (Oregon), Atlanta, Cleveland, Washington, D.C., Honolulu, the Napa Valley, Palm Springs and the Monterey Peninsula.

     We are organized under the laws of the state of Maryland. Our principal executive office is located at 103 Eisenhower Parkway, Roseland, New Jersey 07068, telephone (973) 228-6111.


                           SECOND AMENDED AND RESTATED
                      AUTOMATIC DIVIDEND REINVESTMENT PLAN

1.   PURPOSE

     The purpose of the Plan is to provide eligible owners of Common Stock with a simple and convenient method of investing dividends and other distributions paid in cash ("dividends") in additional shares of the Corporation's Common Stock at current market value.

2.   ELIGIBILITY

     For administrative purposes, only stockholders of record who own at least 100 shares of Common Stock in their own name are eligible to participate in the Plan. Beneficial owners who wish to participate with respect to shares that are registered on the stockholder records of the Corporation by brokers, banks or other nominees that do not have procedures in place that are satisfactory to the Corporation for their customers to participate in dividend reinvestment plans should either (a) arrange for the transfer of such shares directly into the name of the beneficial owner, or (b) have their nominees register a separate account for each such participating beneficial owner on the Corporation's stockholder records.

3.   ADVANTAGES

          A. Participants may have cash dividends on all or a portion of their shares of Common Stock ("Certificate Shares") automatically reinvested in Plan Shares.

          B. The price of the Plan Shares purchased with reinvestment dividends will be the market price as more fully explained in Section 8, "Price of Shares."

          C. Participants' funds will be fully invested because the Plan permits fractions of shares to be credited to a Participant's account. Dividends on such fractions, as well as on whole shares, will be reinvested in additional shares, and such shares will be credited to a Participant's account.

          D. Participants will avoid the need for safekeeping of stock certificates for Plan Shares credited to their accounts under the Plan.

          E. Regular statements reflecting all current activity, including purchases and updated balances and, if applicable, amounts withheld in conformity with any United States income tax requirements, will simplify Participants' record keeping.

4.   ADMINISTRATION

          The Corporation has appointed BankBoston, N.A., which serves as transfer agent for the Corporation's Common Stock, as dividend reinvestment agent (the "Agent") to administer the Plan. The Agent will establish on its books a separate account for each Participant to which will be credited as of the close of business on each Dividend Payment Date the number of Plan Shares purchased with the cash dividend which the Participant has elected to have reinvested. The Agent will not issue any certificates for Plan Shares unless specifically requested in writing by the Participant (See Section 11, "Certificates For Shares") or upon the Participant's withdrawal from the Plan (See Section 12, "Withdrawal From The Plan") or upon the termination of the Plan (See Section 18, "Termination or Modification of the Plan").

5.   STOCKHOLDER PARTICIPATION

          Eligible stockholders (See Section 2, "Eligibility") may join the Plan by completing and signing an Authorization Card and returning it to the Agent; provided, however, that the Corporation has reserved the right to limit participation in the Plan and to terminate and modify the Plan as set forth in Sections 17 and 18. When stock is registered in more than one name (i.e., joint tenants, trustees, etc.), all registered holders must sign.

          An Authorization Card either accompanies this Prospectus or may be received from the Agent at the following address:

                        BankBoston, N.A.
                        150 Royall Street
                        Canton, Massachusetts  02021
                        Attention:  Chelsea GCA Realty, Inc.
                        Telephone:  (781) 575-3100

          Registered stockholders can elect partial dividend reinvestment by signing the Authorization Card and indicating under "Partial Dividend Reinvestment" the number of shares on which dividends are to be reinvested rather than paid.

          Eligible stockholders may join the Plan at any time. If the signed Authorization Card is received by the Agent prior to the record date for the next dividend payment, reinvestment of dividends will begin with the next Dividend Payment Date. If the Authorization Card is received after that date, reinvestment of dividends will begin with the next succeeding Dividend Payment Date.

          Once a stockholder has enrolled in the Plan, dividend reinvestment continues automatically as long as the Participant wishes. If there is any subsequent change in the manner in which a Participant's name appears on his Certificate Shares, the Participant must sign another Authorization Card to continue participation under the new registration.

          Participants may change their investment options at any time by requesting a new Authorization Card.

          Dividends paid on whole and fractional Plan Shares held for the account of each Participant will automatically be reinvested.

6.   NOMINEES FOR BENEFICIAL OWNERS

          Only registered stockholders may participate in the Plan. Beneficial owners of shares that are held of record by a nominee may participate in the Plan only by causing the shares to be transferred directly into their own name or by causing the nominee to register separate accounts for each beneficial owner that desires to become a Participant. In the latter event, the nominee must advise the Corporation of the name and address of each beneficial owner on whose behalf such participation is authorized.

          Confirmations of purchases and statements of account under the Plan, annual and other reports, and other communications from the Corporation will be directed to the registered stockholder at the address shown on the Corporation's records. The Corporation may also elect to send additional copies of reports and various stockholder communications to the underlying beneficial owners.

7.   PURCHASES

          Purchases will be made for a Participant's account either from the Corporation effective as of the close of business on the Dividend Payment Date or in the open market (or a combination thereof). The number of shares purchased will depend on the amount of a Participant's dividends and the purchase price per share. A Participant's account will be credited with that number of shares, including fractions computed to three decimal places, equal to a Participant's total amount to be invested divided by the applicable purchase price per share.

8.   PRICE OF SHARES

          The purchase price of shares purchased from the Corporation under the Plan with reinvestment dividends will be the average of the daily average of the high and low sales prices of the Corporation's Common Stock on the New York Stock Exchange for the last five trading days immediately preceding the Dividend Payment Date. The purchase price of shares purchased in the open market will be the average price of all shares purchased in the open market for all purchases made with respect to each Dividend Payment Date.

9.   COSTS

          Participants will pay for brokerage fees, commissions and similar charges in connection with open market purchases under the Plan. All other costs of administration of the Plan will be paid by the Corporation.

10.   REPORTS TO PARTICIPANTS

          As soon as practical after each purchase under the Plan, Participants will receive statements of their accounts from the Corporation. These statements are the Participants' continuing record of current activity plus the cost of their purchases and should be retained for tax purposes. Participants who are stockholders of record of the Corporation will also continue to receive copies of the various other communications sent to stockholders generally, including the Corporation's interim reports, annual report, the notice of the annual meeting, proxy statement and the information the Participant will need for federal income tax return purposes. (See Section 16, "Federal Income Tax Consequences.")

11.   CERTIFICATES FOR SHARES

          Shares purchased through the Plan will be credited to each Participant's account and will be known as Plan Shares. Certificates will not be issued to Participants for shares credited to their account unless the Participant requests the Agent in writing to do so or unless the Participant withdraws from the Plan. The number of shares credited to a Participant's account under the Plan will be shown on the statement of the Participant's account. This service eliminates the need for safekeeping by a Participant to protect against loss, theft, or destruction of stock certificates.

          At any time, a Participant may request in writing that the Agent send a certificate for or sell all or part of the Plan Shares credited to such Participant's account. This request should be mailed to the Agent at the address indicated in Section 5. Any remaining whole shares and fractions of shares will continue to be credited to the Participant's account. The Corporation will pay all fees in connection with sending a certificate, but the Participant will be responsible for all brokerage commissions and fees in connection with selling shares.

          Shares credited to a Participant's account under the Plan may not be pledged or assigned. Any such purported pledge or assignment will be void. If a Participant wants to pledge or assign such shares, the Participant must request that a certificate for such shares be issued in the Participant's name.

          Certificates for fractional shares will not be issued under any circumstances.

          Accounts under the Plan are maintained in the name in which Certificate Shares are registered at the time a Participant enters the Plan. Consequently, certificates for whole shares purchased under the Plan will be similarly registered when issued to a Participant upon request. A Participant who wants these shares registered and issued in a different name, must so indicate in a written request to the Agent at the address indicated in Section
5. The Participant will be responsible for any transfer taxes that may be due and for compliance with any applicable transfer requirements in connection with such registration.

12.   WITHDRAWAL FROM THE PLAN

          In order to withdraw from the Plan, a Participant must notify the Agent in writing prior to the record date of the next dividend payment. Such notice should be addressed to the Agent at the address indicated in Section 5.

          Upon withdrawal, a Participant will receive a stock certificate for all whole shares held for a Participant's account in the Plan, plus a check for the value of any fractional shares. The value of a fractional share will be based upon the then current market price.

13.   STOCK DIVIDEND, STOCK SPLIT OR RIGHTS OFFERING

          Any stock dividend or split shares distributed by the Corporation on Plan Shares will be reflected on Participants' accounts and will appear on their quarterly statements. Stock dividends or split shares distributed on Certificate Shares will be mailed directly to the Participant.

          As soon as practicable after effectiveness of a stock dividend or a stock split, the Corporation will send statements to all Participants indicating the number of shares of the Corporation's Common Stock credited to their account under the Plan as a result of the stock dividend or stock split. Participants may receive a certificate for such shares (other than fractional shares) at any time by sending a written request to the Agent at the address indicated in
Section 5.

          In the event of a rights offering, a Participant will receive rights based upon the total number of whole shares owned, both Certificate Shares and Plan Shares.

14.   VOTING OF SHARES

          Whole Plan Shares held by the Corporation as well as Certificate Shares will be voted as each Participant directs. A proxy card will be sent to each Participant in connection with the annual or any special meeting of stockholders. This proxy will apply to all Certificate Shares registered in each Participant's name, if any, as well as to all whole Plan Shares credited to each Participant's account. If properly signed, all shares will be voted in accordance with the instructions that each Participant gives on the proxy card.

          If no instructions are indicated on a properly signed and returned proxy card, all Certificate Shares, if any, and all whole Plan Shares, will be voted in accordance with the recommendations of the Corporation's management. If the proxy card is not returned or is returned unsigned, a Participant's shares will be voted only if the Participant votes in person or through some other duly authorized representative at the meeting of stockholders.

15.   SALES AND TRANSFERS OF SHARES

          Following the sale by a Participant of all Certificate Shares, there will be no dividends to be reinvested for such Participant with respect to such Certificate Shares. However, the dividends on any existing Plan Shares will continue to be reinvested in additional Plan Shares, until the Corporation receives a properly executed Authorization Card from the Participant to terminate the reinvestment account. (See Section 12, "Withdrawal From The Plan.")

          If a Participant sells part of the Certificate Shares registered in the Participant's name, dividends on all remaining Certificate Shares participating in the Plan will continue to be reinvested for the Participant's account.

          Example: A Participant owns 100 Certificate Shares and directs the Corporation to reinvest the dividends of only 50. Quarterly dividends on 50 shares will be sent to the Participant directly, and dividends on 50 shares will be reinvested. The Participant then sells 25 Certificate Shares. The Participant will now receive quarterly dividends directly on 25 shares and dividends on the 50 shares will continue to be reinvested. If, instead, the Participant sold 75 Certificate Shares, the dividends on the remaining 25 shares will continue to be reinvested. In any event, dividends on all Plan Shares held in the Plan will continue to be reinvested.

          The Corporation may terminate any stockholder's continued participation in the Plan if the total of such stockholder's Certificate Shares and Plan Shares is less than 100.

16.   FEDERAL INCOME TAX CONSEQUENCES

          A stockholder who participates in the Plan, in general, will have the same federal income tax obligations for dividends reinvested under the Plan as for dividends received in cash. A Participant will be treated as having received a dividend distribution equal to the fair market value of the Plan Shares purchased on the Dividend Payment Date. A Participant's tax basis in the dividend shares will be equal to the fair market value of the dividend shares credited to the Participant's account. With respect to shares purchased from the Corporation, the holding period will begin the day after the Dividend Payment Date and for shares acquired in the open market, the holding period begins on the date of purchase. So long as the Corporation continues to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), the distribution will be taxable under the provisions of the Code applicable to REITs and their stockholders, pursuant to which (i) distributions will be taxable to stockholders as ordinary income to the extent of the current or accumulated earnings and profits of the Corporation, (ii) distributions which are designated as capital gain distributions by the Corporation will be taxed as long-term capital gains to stockholders to the extent they do not exceed the Corporation's net capital gain for the taxable year, (iii) distributions which are not designated as capital gain distributions and which are in excess of the Corporation's current or accumulated earnings and profits will be treated as a return of capital to the stockholders and reduce the adjusted tax basis of a stockholder's shares (but not below zero), and (iv) distributions in excess of a stockholder's adjusted tax basis in its shares will be treated as gain from the sale or exchange of such shares.

          When a Participant receives certificates for Plan Shares previously credited to the Participant's account under the Plan, the Participant will not realize any taxable income; provided, however, that a Participant who receives a cash adjustment for a fraction of a share may realize a gain or loss with respect to such fraction. A gain or loss may also be realized by the Participant when Plan Shares are sold by the Participant. The amount of such gain or loss will be the difference between the amount which the Participant realizes for the shares or fraction of a share and the tax basis of the Participant in the shares.

          The Corporation will comply with all applicable Internal Revenue Service ("IRS") requirements concerning the filing of information returns, and such information will be provided to the Participant by a duplicate of that form or in a final statement of account for each calendar year. With respect to Participants whose dividends are subject to United States income tax withholding, the Corporation will comply with all applicable IRS requirements concerning the withholding of such tax, and the amount of any cash distribution reinvested will, in each case, be after any reduction necessary to comply with the applicable withholding.

          The foregoing is only a summary of the federal income tax consequences of participating in the Plan and does not constitute tax advice. Specific questions should be referred to the Participant's tax advisor.

17.   LIMITATIONS ON PARTICIPATION

          The Corporation reserves the right to limit participation in the Plan for any reason even if a stockholder is otherwise eligible to participate (See
Section 2, "Eligibility"). For example, some stockholders may be residents of jurisdictions in which the Corporation determines that it may not legally or economically offer its shares under the Plan, and accordingly residents of such jurisdictions may be precluded from participating in the Plan. In addition, the Corporation has authority under its Articles of Incorporation to prevent transfer of shares to any person if the concentration of stock ownership resulting therefrom might jeopardize the continued qualification of the Corporation as a REIT.

18.   TERMINATION OR MODIFICATION OF THE PLAN

          The Corporation reserves the right to terminate or modify the Plan at any time with respect to the price to be charged for shares and the minimum and maximum amount to be sold to any Participant or Participants, specifically reserving the right to exclude any Participant for any reason, including such Participant's ownership of Certificate Shares and Plan Shares falling below 100 shares and including a reason set forth in Section 17. The Corporation will ordinarily give each Participant at least 30 days' notice of such termination or modification of the price or other substantive provisions of the Plan. The Corporation also reserves the right to waive the 100 share limit on eligibility to participate, or other requirements of the Plan, in some cases without waiving such limit or requirement generally.

          Upon termination, no further reinvestment of dividends will be made for a Participant's account, and Participants will receive stock certificates for whole Plan Shares held in their accounts and checks for the net proceeds from the sale of any fractional shares, as in the case of a voluntary withdrawal by a Participant from the Plan. No modification of the Plan will affect a Participant's right to receive such stock certificate for the Participant's whole Plan Shares (and appropriate proceeds for any fractional share) upon a Participant's withdrawal from the Plan.

          The Corporation may also terminate the Plan when stockholder participation in the Plan is below a minimum level of reinvestment that the Corporation may, from time to time, establish as being uneconomic or inefficient to administer.


                                 USE OF PROCEEDS

          The Corporation has no basis for estimating either the number of shares of Common Stock that will ultimately be sold pursuant to the Plan or the prices at which such shares will be sold. The Corporation intends to add any proceeds it receives from sales of its shares pursuant to the Plan to the general funds of the Corporation to be available for general corporate purposes, including, but not limited to, the acquisition of additional properties as suitable opportunities arise and the renovation, expansion and improvement of the Corporation's existing properties. The Corporation is unable to estimate the amount of the proceeds that will be devoted to any specific purpose.

                           EXPERTS AND LEGAL OPINIONS

          The Consolidated Financial Statements of Chelsea GCA Realty, Inc. incorporated by reference in Chelsea GCA Realty, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Consolidated Financial Statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The legality of the shares of Common Stock offered hereby will be passed upon for the Corporation by Stroock & Stroock & Lavan LLP, counsel to the Corporation.


No person has been authorized to give
any information or to make any
representation other than those
contained in this Prospectus and, if
given or made, such information or
representations must not be relied upon
as having been authorized by the
Corporation. This Prospectus does not
constitute an offer to sell or a
solicitation of an offer to buy any
securities other than the securities to
which this Prospectus relates or an
offer or solicitation of any person in
any jurisdiction in which such offer or
solicitation would be unlawful. The
delivery of this Prospectus at any time
does not imply that information herein
is correct as of any time subsequent to
its date.

             TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION....3
THE CORPORATION........................4
SECOND AMENDED AND RESTATED AUTOMATIC
  DIVIDEND REINVESTMENT PLAN ..........4
USE OF PROCEEDS.......................11
EXPERTS AND LEGAL OPINIONS............11


                   Chelsea GCA
                   Realty, Inc.


            Second Amended and Restated
            Dividend Reinvestment Plan



             ------------------------
                    PROSPECTUS

             ------------------------




                November 30, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          Estimated expenses in connection with the issuance of the shares registered hereby are set forth below.


                  Item                                       Amount

          SEC Registration Fee                    $           9,031
          New York Stock Exchange Listing Fee                 1,500
          Accounting Fees and Expenses                        5,500
          Legal Fees and Expenses                            10,000
          Printing and Reproduction                          10,000
          Miscellaneous                                       3,969

          Total                                   $          40,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Corporation's Articles of Incorporation contain a provision permitted under Maryland General Corporation Law eliminating (with limited exceptions) each director's personal liability for monetary damages for breach of any duty as a director. In addition, the Corporation's Articles of Incorporation and Bylaws provide for the Corporation's indemnification of its directors and officers from certain liabilities and expenses, as well as advancement of costs, expenses and attorneys' fees, to the fullest extent permitted under Maryland General Corporation Law. Such rights are contract rights fully enforceable by each beneficiary thereof, and are in addition to, and not exclusive of, any other right to indemnification.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Corporation, the Corporation has been informed that in the opinion of the Commission such indemnifications are against public policy as expressed in the Securities Act of 1933 and therefore are unenforceable.

ITEM 16.   EXHIBITS


     *5 Opinion of Stroock & Stroock & Lavan as to the legality of the Common Stock registered hereunder.

     23.1   Consent of Ernst & Young LLP.

    *23.2  Consent of Stroock & Stroock & Lavan (included in Exhibit 5 hereto).

    *24    Power of Attorney.

-------------
*Previously filed


ITEM 17.   UNDERTAKINGS

          (a)     The undersigned Registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material changes to such information in the Registration Statement;

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey on November 29, 1999.

                                     CHELSEA GCA REALTY, INC.


                                     By:/s/ Leslie T. Chao
                                     ---------------------
                                     Leslie T. Chao
                                     President

          Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Names                               Title                          Date

     *                   Chairman of the Board and Chief     November 29, 1999
---------------------    Executive Officer(Principal
David C. Bloom           Executive Officer)

     *                   Director and Chairman of            November 29, 1999
---------------------    the Executive Committee
Barry M. Ginsbur

/s/ Michael J. Clarke    Chief Financial Officer             November 29, 1999
----------------------   (Principal Financial and
Michael J. Clarke        Accounting Officer)

     *                    Director                           November 29, 1999
---------------------
William D. Bloom

     *                    Director                           November 29, 1999
----------------------
Brenan T. Byrne

     *                    Director                           November 29, 1999
----------------------
Robert Frommer

    *                     Director                           November 29, 1999
----------------------
Philip D. Kaltenbacher

     *                    Director                           November 29, 1999
----------------------
Reuben S. Leibowitz


*By:/s/ Michael J. Clarke
    ---------------------
    Michael J. Clarke
    Attorney-in-Fact